Exhibit 99.1

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PocketFinder® GPS Locators Launch in Mexico
Location Based Technologies Receives Mexico NYCE Approval for Sales

(IRVINE, Calif.), March 1, 2012 – Location Based Technologies® Inc. (OTCBB:LBAS) announces the launch of its PocketFinder® GPS devices in Mexico, starting today. The company received notification of Mexico’s Normalizacion y Certificacion Electronica (NYCE) laboratory certification and approval for its PocketFinder® Vehicle, Personal and Pet devices.  NYCE approval allows Location Based Technologies to officially sell its PocketFinder devices in Mexico. The PocketFinder family of GPS locators allows people to easily stay connected to almost anyone or anything from any web-enabled device.

NYCE approval is accredited by the Mexican Accreditation Entity (EMA) and authorized by the Federal Telecommunications Commission (COFETEL).

“Expanding into Mexico is a major strategic milestone for our company.  This accreditation gives us the ability to begin delivery of our products throughout Mexico,” said Dave Morse, CEO of Location Based Technologies.  “While we continue to sell both to consumers and commercially direct and through our sales partner, Apple, we also appreciate the national and international attention the devices are getting.”

“For example,” Morse continued, “ABC’s ‘The View’ will feature PocketFinder on Friday March 2. On March 7, nationally syndicated television show ‘EXTRA’ will also air our device, both via recognized tech personality Dr. Gadget. We are excited to share our great products with their viewers.”

PocketFinder Locator devices allow parents, pet or vehicle owners to know the location of their family members and assets while they are on the go – from almost anywhere at any time. The rugged and waterproof PocketFinder Locators fit easily in a pocket or backpack or on a pet’s collar or harness. It provides near real time information about the location of the device, 60+ days of history, speed and geo-fence notification.

An end user interface is easily accessed via a web browser or any web-enabled phone and supports all PocketFinder products. The products are built to work everywhere in the world where there is a GSM wireless signal – a highly mobile worldwide location solution.

Location Based Technologies launched PocketFinder through Apple Online and Apple Retail Stores, initially targeting the U.S. and Canada. However, after significant international sales interest, Location Based Technologies now has device activations in more than 40 countries.

PocketFinder devices are available at Apple Retail Stores, the Online Apple Store, and at www.PocketFinder.com.  PocketFinder GPS Personal and Pet locators cost $149 and include two free months’ service. Ongoing wireless network connectivity is $12.95 per month.

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About Location Based Technologies, Inc.
A publicly traded company, Location Based Technologies (OTCBB: LBAS) designs and builds dedicated GPS products and services that are affordable and easy to use. PocketFinder, Location Based Technologies’ small personal GPS locator device, provides an easy solution to help people use technology to stay connected to what they value most — loved ones, pets, vehicles and assets — at any time from almost anywhere. PocketFinder products include the GPS Vehicle Locator, Personal GPS Locator and GPS Pet Locator. For more information, visit http://www.pocketfinder.com.

Connect with PocketFinder on Facebook: http://www.facebook.com/PocketFinder or follow on Twitter at https://twitter.com/#!/PocketFinderGPS.

PocketFinder and Location Based Technologies, Inc. are trademarks of Location Based Technologies, Inc. registered in the U.S. and other countries.

This news release contains forward-looking statements that involve risks and uncertainties.  Actual results and outcomes may differ materially from those discussed or anticipated.  For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.